Exhibit 10.12

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 13, 2011 and is entered into by and between ENPHASE ENERGY, INC., a Delaware corporation (“Parent”), and each of Parent’s other subsidiaries joined hereto (“Joined Subsidiaries”, together with Parent hereinafter collectively referred to as the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower an equipment loan in an aggregate principal amount of up to Five Million ($5,000,000) (the “Loan”);

B. Lender is willing to make the Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit F.

“Advance(s)” means any Equipment Advance and/or Secondary Equipment Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Assignee” has the meaning given to it in Section 11.13.

“Bailee Agreement” means a bailee agreement or warehouse agreement in form and substance reasonably acceptable to Lender.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Cash” means all cash and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity, or (ii) sale or issuance by Borrower of new shares of Preferred Stock of Borrower to investors, none of whom are current investors in Borrower, and such new shares of Preferred Stock are senior to all existing Preferred Stock and Common Stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of Preferred Stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of Preferred Stock of the Company; provided, however, an Initial Public Offering shall not constitute a Change in Control.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Confidential Information” has the meaning given to it in Section 11.12.

“Consent Letters” means letters from each of the Incumbent Lenders pursuant to which such Incumbent Lender agrees to deliver to Lender a Release Letter with respect to any Eligible Equipment prior to Lender making an Advance for such Eligible Equipment, in each case, in form and substance acceptable to Lender.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Effective Date” has the meaning given to it in Section 4.1.

“Eligible Equipment” is (a) Equipment used by Borrower in the ordinary course of business and (b) Secondary Equipment.

“Equipment Advance” means any Loan funds advanced under this Agreement that are not Secondary Equipment Advances.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Facility Charge” means $50,000.

“Financed Equipment” means Eligible Equipment purchased by Borrower with Advances pursuant to Section 2.1.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Incumbent Lenders” means Atel Ventures, Inc., Compass Horizon Funding Company Inc. and Bridge Bank, National Association.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Initial Public Offering” means the initial underwritten offering of Borrower’s common stock pursuant to a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Rate” means the higher of (i) the Prime Rate plus 5.75% and (ii) 9.0%.

“International Based Financed Equipment” means Financed Equipment to be located, upon completion of transit, at (i) Flextronics International Ltd.’s (or its affiliates’) locations in (a) Canada and (b) China, or (ii) such other location outside of the United States approved in writing by Lender, in each case of subsection (i) and (ii), so long as such Financed Equipment is subject to a Bailee Agreement or a Landlord Consent, as applicable.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person.

“Investors” means existing investors in Borrower and certain affiliates of such investors.

“Investors’ Indebtedness” means subordinated convertible Indebtedness of Borrower in favor of Investors in an aggregate principal amount not to exceed $50,000,000; provided, that the same is subject to the Investors Subordination Agreement.

“Investors Subordination Agreement” means that certain subordination agreement between the Investors and Lender, with respect to the Investors’ Indebtedness, in form and content acceptable to Lender in its sole discretion; provided, that without limiting the foregoing, the Investors Subordination Agreement shall provide, among other things, that (i) the Investors’ Indebtedness cannot be repaid before the Secured Obligations are indefeasibly repaid in full, in cash, and the Lender’s commitments to lend hereunder have been terminated, (ii) interest payable on account of the Investors’ Indebtedness may not be paid currently, or in cash, but must be accrued, if at all, as PIK (payment in kind; non-cash) interest, and (iii) no Investor or any agent or any representative of Investors may declare a default of the Investors’ Indebtedness or otherwise attempt to accelerate payment of the Investors’ Indebtedness (or otherwise pursue any rights or remedies with respect thereto, including with respect to any liens on any collateral) unless and until the Secured Obligations are indefeasibly repaid in full, in cash, and the Lender’s commitments to lend hereunder have been terminated.

“Joined Subsidiaries” has the meaning given to it in the preamble to this Agreement.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit E.

“Landlord Consent” means a landlord or mortgagee letter acceptable in form and substance acceptable to Lender.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Joinder Agreements, all UCC Financing Statements, Landlord Consents, Bailee Agreements, Consent Letters, Release Letters, the Warrant and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral, or Lender’s Liens on the Collateral or the priority of such Liens.

“Maturity Date” means July 1, 2014.

“Maximum Loan Amount” means Five Million and No/100 Dollars ($5,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Note(s)” means a Promissory Note in substantially the form of Exhibit B.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (iv) Indebtedness that also constitutes a Permitted Investment; (v) Subordinated Indebtedness; (vi) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $200,000 at any time outstanding, (vii) other Indebtedness in an amount not to exceed $150,000 in the aggregate at any time outstanding, (viii) the Investors’ Indebtedness, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, (d) money market accounts, and (e) Investments made in accordance with Borrower’s short-term investment policy as approved by Borrower’s Board of Directors, as submitted to Lender prior to the Closing Date; (iii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (iv) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (v) Investments accepted in connection with Permitted Transfers; (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not affiliates, in the ordinary course of business, provided that this clause (vii) shall not apply to Investments of Borrower in any Subsidiary; (viii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (ix) Investments consisting of travel advances and employee relocation loans and other employee loans which are made in the ordinary course of business and which do not exceed $250,000 in the aggregate in any fiscal year; (x) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (xi) Investments in Subsidiaries organized outside of the United States in an amount not to exceed $4,500,000 in the aggregate in any fiscal year; (xii)

(A) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided, that any cash Investments by Borrower pursuant to this clause (xii)(A) do not exceed $250,000 in the aggregate in any fiscal year, and (B) strategic alliances with particular customers in which such customers will share in the research and development expenses of Borrower associated with the incorporation by such customers of microconverters purchased from Borrower into solar panels produced by such customers; (xiii) Investments in connection with mergers or acquisitions permitted by Section 7.10; (xiv) Investments made pursuant to the conversion or settlement of any convertible securities or Indebtedness of Borrower permitted by Section 7.5; (xv) deposits and deposit accounts maintained with commercial banks organized under the laws of the United States or a state thereof to the extent (A) such deposits and deposit accounts are insured by the Federal Deposit Insurance Corporation up to the legal limit and (B) each such commercial bank has an aggregate capital and surplus of not less than $100,000,000; and (xvi) additional Investments that do not exceed $150,000 in the aggregate at any time outstanding.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with, and to the extent required by, GAAP; and (iii) Liens securing claims or demands of carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that (a) the payment of the obligation secured by such Lien is not overdue and (b) such Collateral is subject to a Landlord Consent or a Bailee Agreement, as applicable;

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and other licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States, (iii) dispositions of worn-out, obsolete or surplus Equipment (other than Financed Equipment) at fair market value (as determined by Borrower in its reasonable discretion) in the ordinary course of business, (iv) dispositions expressly permitted under Section 7.7, 7.8 or 7.10, and (v) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prime Rate” means for any day the prime rate as reported in The Wall Street Journal.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Release Letters” means letters from each of the Incumbent Lenders pursuant to which such Incumbent Lender agrees to release any interest in the Financed Equipment, in each case, in form and substance acceptable to Lender.

“Secondary Equipment” is leasehold improvements, intangible property including computer software and software licenses, equipment specifically designed or manufactured for Borrower, limited use property and other similar property (it being understood that, for purposes of this definition, equipment that is not specifically designed or manufactured for Borrower, but which is utilized by Borrower to assemble equipment that is specific to its business, shall not be deemed to be Secondary Equipment).

“Secondary Equipment Advance” means any Loan funds advanced under this Agreement to finance Secondary Equipment.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising; provided, however, that Borrower’s obligations under the Warrant shall not constitute Secured Obligations.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the warrant entered into in connection with the Loan.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1 Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, commencing on the Effective Date and continuing until December 13, 2011, Borrower may request Advances in the aggregate principal amount of the Maximum Loan Amount; provided, however, that the minimum amount of each Advance shall be $100,000. If the aggregate amount of the Advances outstanding exceeds the Maximum Loan Amount at any time, Borrower must immediately pay Lender the excess. When repaid, the Advances may not be re-borrowed. The proceeds of each Advance may only be used to finance new Eligible Equipment or Eligible Equipment purchased within the immediately preceding 90 days (determined based upon the applicable invoice date of such Eligible Equipment); provided, however, that on the Effective Date, Borrower may draw an Advance of up to $5,000,000 for Eligible Equipment purchased within the immediately preceding one eighty (180) days. No Advance may exceed one hundred percent (100%) of the invoice(s) for the applicable Eligible Equipment; provided, that the Advance made on the Effective Date will not exceed fifty percent (50%) of the invoice(s) for any Eligible Equipment with invoices in excess of one hundred twenty (120) days. Notwithstanding the foregoing, unless otherwise agreed to by Lender, (i) not more than 10% of each Advance shall be Secondary Equipment Advances, (ii) Secondary Equipment Advances shall not exceed $500,000, in the aggregate, and (iii) Advances for International Based Financed Equipment shall not exceed $3,750,000, in the aggregate.

(b) Advance Request. To obtain an Advance, Borrower shall complete, sign and deliver an Advance Request, Note, copies of invoices for the Financed Equipment, and such additional information as Lender may reasonably request at least five (5) business days prior to the requested Advance Date. Lender shall fund an Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Advance shall bear interest thereon from such Advance Date at the Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment. Borrower will pay interest on each Advance on the first day of each month, beginning the month after the Advance Date of such Advance. Borrower shall repay the aggregate principal balance of all Advances that are outstanding on June 13, 2012 in 25 equal monthly installments of principal and interest beginning on July 1, 2012 and continuing on the first business day of each month thereafter through the Maturity Date. The entire Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Note or Advance.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be deemed retroactively applied as of the date of receipt of such payment as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and Lender’s fees and expenses set forth in Section 11.11, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.4, as applicable.

2.4 Prepayment. At its option upon at least 7 business days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance and all accrued and unpaid interest. Borrower shall prepay the outstanding amount of all principal and accrued and unpaid interest upon the earlier to occur of a Change in Control or within 90 days of the completion of an Initial Public Offering which results in aggregate gross proceeds to Parent of less than $30,000,000.

2.5 End of Term Charge. On the earliest to occur of (i) the Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $50,000. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all Financed Equipment and all of Borrower’s books and records relating to the Financed Equipment, and any and all claims, rights and interests in any of the Financed Equipment and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, Proceeds and insurance proceeds of any or all of the foregoing (collectively, the “Collateral”).

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. Borrower shall have delivered to Lender each of the following, in form and substance satisfactory to Lender (the date on which each of the following shall have been so delivered is referred to herein as the “Effective Date”):

(a) executed originals of the Loan Documents and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) a certificate of incumbency as to each officer of Borrower who is authorized to execute the Loan Documents, the Warrant, and all other documents and instruments to be delivered pursuant to the Loan Documents and the Warrant on behalf of Borrower, including, without limitation, the chief financial officer of Borrower;

(f) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(g) Landlord Consents or Bailee Agreements, as applicable, for the premises where the Financed Equipment will, upon completion of transit, be located; provided, that up to $3,750,000 of the initial Advance may be used for the purchase of International Based Financed Equipment without delivering to Lender, prior to the disbursement of such Advance, any Landlord Consents in respect of the premises in the continental United States where such International Based Financed Equipment may be located temporarily, so long as (i) prior to the disbursement of such Advance, one or more Bailee Agreements, as applicable, are delivered in respect of the foreign premises where such International Based Financed Equipment will be located upon completion of transit, and (ii) within 90 days of the Effective Date (or any subsequent Advance Date with respect to any International Based Financed Equipment not financed on the Effective Date), such International Based Financed Equipment is relocated to such foreign premises;

(h) a Consent Letter from each Incumbent Lender;

(i) a Release Letter from each Incumbent Lender with respect to the Financed Equipment purchased with the proceeds of the initial Advance; and

(j) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request and a Note for the relevant Advance as required by Section 2.1(b) each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, (ii) invoices for the Eligible Equipment and related other documentation as required by Section 2.1(b), (iii) to the extent not previously delivered but subject to Section 4.1(g) above, Landlord Consents or Bailee Agreements, as applicable, for the premises where the Financed Equipment will, upon completion of transit, be located, and (iv) a Release Letter from each Incumbent Lender with respect to the Financed Equipment purchased with the proceeds of such Advance.

(b) The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraph (b) of this Section 4.2 and Section 4.3 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2 Collateral. Borrower owns the Collateral, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

5.3 Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. Since December 31, 2010, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority (a) as of the Closing Date, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, and (b) following the Closing Date, which could reasonably be expected to have a Material Adverse Effect.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections approved by Borrower’s Board of Directors.

5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal and material state and local tax returns that it is required to file and all such tax returns are true and correct in all material respects, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party.

5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary in the operation or other utilization of the Collateral. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to grant a security interest in and operate or otherwise utilize the Collateral, to freely transfer, license or assign the related Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party.

5.11 [Reserved.]

5.12 [Reserved.]

5.13 Employee Loans. (i) Except as expressly permitted by Sections 7.7 and 7.8, Borrower has no outstanding loans to any employee, officer or director of the Borrower, and (ii) Borrower has not guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments.

Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $1,000,000 of commercial general liability insurance for each occurrence. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for property insurance. Attached to the certificates of insurance will be additional insured endorsements, or copies of policy forms evidencing Lender is an additional insured, for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for advance written notice to Lender of cancellation. Promptly upon Lender’s request, Borrower shall provide evidence of current payment of insurance premiums in form and substance reasonably satisfactory to Lender. Any failure of Lender to scrutinize such insurance certificates or such evidence of payment of premiums for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the Compliance Certificate in the form of Exhibit D monthly within 30 days after the end of each month and the financial statements listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event, within 30 days after the end of each of the first two months of each fiscal quarter, and within 45 days after the end of the last month of each fiscal quarter), unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;

(c) as soon as practicable (and in any event within 180 days) after the end of each fiscal year (beginning with the 2011 fiscal year of Parent), unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender (it being understood that Deloitte & Touch LLP is acceptable to Lender), accompanied by any management report from such accountants;

(d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(e) [Reserved]; and

(f) financial and business projections promptly following their approval by Borrower’s Board of Directors, as well as operating plans and other financial information reasonably requested by Lender; provided, that annual budget projections approved by the Borrower’s Board of Directors with respect to any fiscal year shall be delivered to Lender no later than 30 days after the end of the immediately preceding fiscal year of Borrower.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to tfissori@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to tfissori@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.

7.2 Collateral Audits; Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower relating to the Collateral at reasonable times and upon reasonable notice during normal business hours; provided, that such inspections will be conducted no more than once every 6 months unless an Event of Default has occurred and is continuing. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss Borrower’s books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens. Borrower shall specify in writing the location where each item of Collateral is located promptly upon the request of Lender.

7.4 [Reserved.]

7.5 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness (other than Indebtedness described in clause (ii) or, subject to the Investors Subordination Agreement, (viii) of the definition of Permitted Indebtedness, in each case as modified by clause (ix) of such definition), except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.6 Collateral. Borrower shall at all times keep the Collateral free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral or any Liens thereon. Borrower shall not affix, or allow the affixing of, any of the Financed Equipment to any real property in such a manner, or with such intent, as to become a fixture.

7.7 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than (i) pursuant to employee, director or consultant stock purchase or repurchase plans or other similar agreements, and (ii) in connection with conversions of its convertible securities (including warrants) into other securities pursuant to the terms of such convertible securities, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Parent, or (c) lend money to any employees, officers or directors except as expressly permitted by clause (viii), (ix) or (xvi) of the definition of Permitted Investments, or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $500,000 in the aggregate.

7.9 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

7.10 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, assets or property of another Person without the prior written consent of Lender.

7.11 Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed by applicable law against Borrower, Lender (assessed in connection with the making of the Loan hereunder but excluding any taxes on Lender’s net income), or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral, if necessary or appropriate. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12 Corporate Changes; Changes in Location of Collateral. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral unless (y) in the case of Equipment other than International Based Financed Equipment, such relocation is within the continental United States, and (z) such Collateral at all times remains subject to a Landlord Consent or a Bailee Agreement, as applicable, which is valid and enforceable against the Person in possession of such Collateral or the premises where such Collateral is located.

7.13 [Reserved.]

7.14 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 30 days of formation, shall cause any such domestic Subsidiary so formed to execute and deliver to Lender a Joinder Agreement.

7.15 Post-Closing Matters. If any International Based Financed Equipment is not located at a permitted foreign location, or is not in transit thereto, within 90 days following the Advance Date applicable to such International Based Financed Equipment, then Borrower shall deliver, or cause to be delivered, promptly to Lender fully-executed Landlord Consents for any premises where such International Based Financed Equipment is located.

SECTION 8. [RESERVED.]

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. Borrower fails to pay any amount due under this Agreement, the Notes or any of the other Loan Documents on the due date; or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.9) which is capable of being cured by Borrower, such default continues for more than twenty (20) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default, or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.8 or 7.9, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4 Other Loan Documents. The occurrence of any default under any Loan Document not otherwise specifically referenced in this Section 9 or any other agreement between Borrower and Lender, and if such default is capable of being cured by Borrower, such default continues for more than twenty (20) days after the earlier of the date on which (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

9.6 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall otherwise become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000 and such judgment remains unstayed for a period of ten (10) days, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.8 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness which results in a right by a third party or parties, whether or not exercised, to accelerate the maturity of such Indebtedness in excess of $250,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower.

Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Todd Jaquez-Fissori

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

(b)	If to Borrower:

ENPHASE ENERGY, INC.

Attention: Chief Financial Officer

201 First Street, Suite 300

Petaluma, CA 94952

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated March 30, 2011). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than

Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is otherwise generally available to the public through no fault of Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan

Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials.

11.18 Joint and Several Liability. Each of Parent and the Joined Subsidiaries is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each of Parent and the Joined Subsidiaries and in consideration of their undertakings to accept joint and several liability for the Secured Obligations. Each of Parent and the Joined Subsidiaries, jointly and severally, hereby irrevocably, absolutely and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with respect to the payment and performance of all of the Secured Obligations (including, without limitation, any Secured Obligations arising under this Section 11.18), it being the intention of Parent and the Joined Subsidiaries that all the Secured Obligations shall be the joint and several obligations of Parent and the Joined Subsidiaries without preferences or distinction among them. If and to the extent that any of Parent or the Joined Subsidiaries shall fail to make any payment with respect to any of the Secured Obligations as and when due or to perform any of the Secured Obligations in accordance with the terms thereof, then in each such event, the other Persons composing Borrower will make such payment with respect to, or perform, such Secured Obligation. Each of Parent and the Joined Subsidiaries hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Persons composing Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Secured Obligations or any collateral security therefor until such time as all of the Secured Obligations have been paid in full in cash. Any claim which any of Parent or the Joined Subsidiaries may have against any other Persons composing Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Secured Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Secured Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any of Parent or the Joined Subsidiaries, their respective debt or assets, whether voluntary or involuntary, all such Secured Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Persons composing Borrower therefor.

11.19 Administrative Borrower. Each of the Joined Subsidiaries irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Persons composing Borrower which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each of the Joined Subsidiaries that such appointment has been revoked and that another Person has been so appointed.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

ENPHASE ENERGY, INC., a Delaware corporation

By:	/s/ Sanjeev Kumar
Name:	Sanjeev Kumar
Title:	Chief Financial Officer

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation

By:	/s/ K. Nicholas Martitsch
Name:	K. Nicholas Martitsch
Its:	Associate General Counsel

EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: [ ] [ ], 20[ ]

Maturity Date: July 1, 2014

FOR VALUE RECEIVED, ENPHASE ENERGY, INC., a Delaware corporation (“Parent”) and each of Parent’s other subsidiaries joined to the Loan Agreement (“Joined Subsidiaries”, together with Parent hereinafter collectively referred to as the “Borrower”) hereby promise to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [            ] Million Dollars ($[    ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a floating rate equal to the Interest Rate (as defined in the Credit Agreement (as defined below)) per annum based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated June 13, 2011, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

[Remainder of page intentionally left blank; signature page follows]

BORROWER FOR ITSELF AND
ON BEHALF OF ITS SUBSIDIARIES:	ENPHASE ENERGY, INC.

Signature:
Print Name:
Title:

Table of Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request

Exhibit B:	Term Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Compliance Certificate

Exhibit E:	Joinder Agreement

Exhibit F:	ACH Debit Authorization Agreement

Schedule 1	Subsidiaries
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 5.3	Consents, Etc.
Schedule 5.5	Actions Before Governmental Authorities
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.14	Capitalization

EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date:	[ ] [ ], 2011

Hercules Technology Growth Capital, Inc. 400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301 Facsimile: Attn:

Enphase Energy, Inc. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of [    ] Dollars ($[    ],000,000) on [    ] [    ], 2011 (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower

or

(b)	Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

To secure the prompt payment by Borrower of all amounts from time to time outstanding under the Agreement, and the performance by Borrower of all the terms contained in the Agreement, Borrower grants Lender, a first priority security interest in each item of equipment and other property described in Annex A hereto, which equipment and other property shall be deemed to be additional Financed Equipment and Collateral. The Agreement is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

[Remainder of page intentionally left blank; signature page follows]

Executed as of                     , 201[  ].

BORROWER:

ENPHASE ENERGY, INC.

SIGNATURE:

TITLE:

PRINT NAME:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	Enphase Energy, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	4118583

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

Annex A to Advance Request

The Financed Equipment being financed with the Advance which this Advance Request is being executed is listed below (such list may be re-formatted as a spreadsheet). Upon the funding of such Advance, this schedule and the property described below automatically shall be deemed to be a part of the Collateral.

FINANCED EQUIPMENT

Description of Equipment

Make

Serial # (if applicable)

Quantity

PO #

Invoice Date

Invoice #

Cost

Location

Title holder

TOTAL COST:

EXHIBIT B

SECURED TERM PROMISSORY NOTE

$[ ],000,000	Advance Date: [ ] [ ], 20[ ]

Maturity Date: July 1, 2014

FOR VALUE RECEIVED, ENPHASE ENERGY, INC., a Delaware corporation (“Parent”) and each of Parent’s other subsidiaries joined to the Loan Agreement (“Joined Subsidiaries”, together with Parent hereinafter collectively referred to as the “Borrower”) hereby promise to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [    ] Million Dollars ($[    ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a floating rate equal to the Interest Rate (as defined in the Credit Agreement (as defined below)) per annum based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated June 13, 2011, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

[Remainder of page intentionally left blank; signature page follows]

BORROWER FOR ITSELF AND
ON BEHALF OF ITS SUBSIDIARIES:	ENPHASE ENERGY, INC.

Signature:
Print Name:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Enphase Energy, Inc.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	4118583

Borrower’s fiscal year ends on December 31

Borrower’s federal employer tax identification number is: 20-4645388

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name: PVI Solutions, Inc.

Used during dates of:  March 2006 - July 2007

Type of organization:  Corporation

State of organization:   Delaware

Organization file number:        4118583

3. Borrower represents and warrants to Lender that its chief executive office is located at 201 First Street, Suite 100, Petaluma, CA 94952.

EXHIBIT D

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated June 13, 2011 and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and Enphase Energy, Inc. (with each of the Joined Subsidiaries, the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of the Company, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding the Company; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, the Company is in compliance for the period ending              of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days (45 days for the last month in any fiscal quarter)

Interim Financial Statements	Quarterly within 45 days

Audited Financial Statements	FYE within 180 days

Very Truly Yours,

ENPHASE ENERGY, INC., as Borrower

Signature:
Print Name:
Title:

EXHIBIT E

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [            ], 20[    ], and is entered into by and between                    ., a              corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a Lender.

RECITALS

A. Subsidiary’s affiliate, Enphase Energy, Inc. (“Company”) has entered into that certain Loan and Security Agreement dated June 13, 2011, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation

By:
Name:	K. Nicholas Martitsch
Its:	Associate General Counsel

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile:
Telephone:

EXHIBIT F

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Loan and Security Agreement dated June 13, 2011 between Enphase Energy, Inc.

(the “Borrower”) and Hercules Technology Growth Capital, Inc. (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

(Borrower)(Please Print)

By:

Date:

[Signature Page to ACH Debit Authorization Agreement]

EXECUTION VERSION

AMENDMENT NO. 1

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 20th day of June, 2011 by and between ENPHASE ENERGY, INC., a Delaware corporation (“Parent”), and each of Parent’s subsidiaries joined thereto (the “Joined Subsidiaries”; the Joined Subsidiaries and Parent are hereinafter referred to collectively as the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (the “Lender”). Capitalized terms used herein without definition shall have the same meanings given them in the Loan Agreement (as defined below).

RECITALS

A. The Borrower and the Lender have entered into that certain Loan and Security Agreement dated as of June 13, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lender has agreed to extend and make available to the Borrower certain extensions of credit.

B. The Borrower and the Lender have agreed to amend the Loan Agreement upon the terms and conditions more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and intending to be legally bound, the parties hereto agree as follows:

1. AMENDMENTS.

1.1 Section 1.1 (Definitions). Section 1.1 of the Loan Agreement is hereby amended in the following respects:

(a) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Investors’ Subordination Agreement” in its entirety therefrom.

(b) Section 1.1 of the Loan Agreement is hereby amended by inserting the following new definition therein in alphabetical order:

“Convertible Lenders” has the meaning given to it in the definition of “Investors’ Indebtedness”.

“First Amendment Effective Date” means the “Effective Date” as defined in Amendment No. 1 to Loan and Security Agreement, dated as of June 20, 2011, by and between Borrower and Lender.

“KPCB” has the meaning given to it in the definition of “Investors’ Indebtedness”.

“Subordinated Loan Agreement” has the meaning given to it in the definition of “Investors’ Indebtedness”.

(c)     Section 1.1 of the Loan Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

“Investors’ Indebtedness” means the Indebtedness of Borrower in favor of the Investors in an original aggregate principal amount not to exceed $50,000,000 pursuant to that certain Subordinated Convertible Loan Facility and Security Agreement, dated as of June 14, 2011 (together, with the other ancillary and collateral security documents entered into by Borrower in connection therewith, the “Subordinated Loan Agreement”), by and among Borrower, the lenders from time to time parties thereto or other Persons who from time to time may become parties thereto (collectively, the “Convertible Lenders”), and KPCB Holdings, Inc., as nominee, in its capacity as agent for itself as a Convertible Lender and the other Convertible Lenders (in such capacity, “KPCB”), as the same may be amended, restated, supplemented or otherwise modified from time to time; provided, that, prior to the indefeasible payment in full of all Secured Obligations (in an aggregate principal amount not to exceed $5,000,000), any amendment, restatement, refinancing, supplement or other modification of the Subordinated Loan Agreement that (i) shortens the fixed date component of the Maturity Date definition in the Subordinated Loan Agreement from three (3) years after the effective date of the Subordinated Loan Agreement, or (ii) creates or provides for the scheduling of regular cash payments of principal or interest or requires any prepayment of the obligations of Borrower under the Subordinated Loan Agreement, other than payment in full upon the Maturity Date (as such term is defined in the Subordinated Loan Agreement) (for the avoidance of doubt, the foregoing shall not affect KPCB’s ability to effect remedies, in each case, as provided for in the Subordinated Loan Agreement as in effect on the First Amendment Effective Date), in each case, shall be approved in advance in writing by Lender in its sole discretion.

“Maturity Date” means June 1, 2014.

“Release Letters” means letters from each of the Incumbent Lenders and KPCB, in its capacity as agent for the Convertible Lenders, pursuant to which each of the Incumbent Lenders and KPCB, on behalf of the Convertible Lenders, agrees to release any interest in the Financed Equipment, in each case, in form and substance acceptable to Lender.

1.2     Section 2.1 (Loan). Section 2.1(d) of the Loan Agreement is hereby amended by replacing the number “25” with the number “24” in the fourth line of such section.

1.3     Section 7.5 (Indebtedness). Section 7.5 of the Loan Agreement is hereby amended by replacing the phrase “subject to the Investors Subordination Agreement” with the following phrase: “so long as any such prepayment of the Investors’ Indebtedness is expressly required by the terms and provisions of the Subordinated Loan Agreement as in effect on the First Amendment Effective Date or as such agreement is amended in accordance with this Agreement”.

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1.4     Exhibit B (Form of Secured Term Promissory Note). Exhibit B attached to the Loan Agreement is hereby amended by replacing the date of “July 1, 2014”, which appears immediately following the phrase “Maturity Date:” in the upper right-hand corner of such Exhibit, with the date of “June 1, 2014”.

2.     BORROWER’S REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that:

(a) immediately upon giving effect to this Amendment (i) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (ii) no Event of Default has occurred and is continuing;

(b) The Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

(c) the certificate or articles of incorporation, bylaws and other organizational documents of the Borrower delivered to the Lender on the Closing Date remain true, accurate and complete and have not been amended, restated, supplemented or otherwise modified and continue to be in full force and effect;

(d) the execution and delivery by the Borrower of this Amendment and the performance by the Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of the Borrower;

(e) this Amendment has been duly executed and delivered by the Borrower and is the binding obligation of the Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights generally; and

(f) as of the date hereof, the Borrower has no defenses against the obligations to pay any amounts under the Obligations. The Borrower acknowledges that the Lender has acted in good faith and has conducted in a commercially reasonable manner its relationships with the Borrower in connection with this Amendment and in connection with the Loan Documents.

The Borrower understands and acknowledges that the Lender is entering into this Amendment in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

3.     LIMITATION. The amendments set forth in this Amendment shall be limited precisely as written and shall not be deemed (a) to be a waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which the Lender may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to

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therein; or (b) to be a consent to any future amendment or modification or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof. Except as expressly amended hereby, the Loan Agreement shall continue in full force and effect.

4. EFFECTIVENESS. This Amendment shall become effective upon the satisfaction of all of the following conditions precedent in form and substance satisfactory to the Lender (the “Effective Date”):

4.1 Amendment. The Lender shall have received duly executed counterparts of this Amendment signed by the parties hereto.

4.2 Release Letter. The Lender shall have received a duly executed Release Letter from KPCB signed by the parties thereto.

5. EXPENSES. The Borrower agrees to pay the Lender’s costs and expenses (including the fees and expenses of the Lender’s counsel, advisors and consultants) accrued and incurred in connection with the transactions contemplated by this Amendment in an amount not to exceed $7,500 without Borrower’s consent, and all other Lender expenses (including the fees and expenses of Lender’s counsel, advisors and consultants) payable in accordance with Section 11.11 of the Loan Agreement.

6. COUNTERPARTS. This Amendment may be signed originally or by facsimile or other means of electronic transmission in any number of counterparts, and by different parties hereto in separate counterparts, with the same effect as if the signatures to each such counterpart were upon a single instrument. All counterparts shall be deemed an original of this Amendment.

7. INTEGRATION. This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by the Lender with respect to the Borrower shall remain in full force and effect.

8. GOVERNING LAW; VENUE. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. The Borrower and the Lender each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties have duly authorized and caused this Amendment to be executed as of the date first written above.

BORROWER:

ENPHASE ENERGY, INC.

By:	/s/ Sanjeev Kumar
Name:	Sanjeev Kumar
Title:	CFO

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

[Signature Page to Amendment No. 1 to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties have duly authorized and caused this Amendment to be executed as of the date first written above.

BORROWER:

ENPHASE ENERGY, INC.

By:
Name:
Title:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ K. Nicholas Martitsch
Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

[Signature Page to Amendment No. 1 to Loan and Security Agreement]